Exhibit 21.1
Subsidiaries of Beyond Meat, Inc.

Subsidiaries	Jurisdiction
Beyond Meat EU B.V.	Netherlands
Beyond Meat (Jiaxing) Food Co., Ltd.	Zhejiang Province, China